Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

__________

WEST COAST BANCORP

(Exact name of registrant as specified in its charter)

Oregon	93-0810577
(State of incorporation)	(IRS Employer Identification No.)

5335 Meadows Road, Suite 201

Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

WEST COAST BANCORP 2002 STOCK INCENTIVE PLAN

(Full title of the plan)

Robert D. Sznewajs

President and Chief Executive Officer

West Coast Bancorp

5335 Meadows Road, Suite 201

Lake Oswego, Oregon 97035

Telephone (503) 684-0884

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	240,000 shares (1)	$2.54 (2)	$609,600 (2)	$34.02

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the 2002 Stock Incentive Plan as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.

(2)

Pursuant to Rule 457(h), the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee have been computed based on the average of the high and low sales prices, $2.54, reported for the common stock on the Nasdaq Global Select Market LLC on September 28, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	The registrant’s annual report on Form 10-K for the year ended December 31, 2008.

(b) The registrant's quarterly reports on Form 10-Q for the quarters ended March, 31, 2009, and June 30, 2009.

(c) The registrant's current reports on Form 8-K dated January 27, 2009, and September 23, 2009.

(c)  The description of the registrant's capital stock included as Exhibit 99.1 to the Registration Statement on Form S-8 (No. 333-137325) filed on September 14, 2006.

All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Oregon Business Corporation Act (the "Oregon Act") requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation (unless limited by the corporation's articles of incorporation) if the individual is wholly successful in the proceeding, on the merits or otherwise. In addition, the Oregon Act allows a corporation to indemnify such an individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful.

However, the Oregon Act does not permit indemnification:
•	in the case of any proceeding by or in the right of the corporation (a derivative action), if the individual was adjudged liable to the corporation; or

•

in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, if the individual was adjudged liable on the basis that he or she improperly received a personal benefit.

The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under a corporation's articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

Article V of the restated articles of incorporation of the registrant provides that the registrant will indemnify each of its directors to the fullest extent permissible under the Oregon Act and permits the registrant to indemnify its officers, employees, and agents. Section 5 of the bylaws of the registrant requires such indemnification for directors and officers, or any individual who, while a director of the corporation, is or was serving at the registrant's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability and expenses, including attorney fees, actually and necessarily incurred by such individual in connection with any threatened, pending, or completed action, suit, or proceeding to which the individual is a party. However, the registrant will not provide indemnification when (1) a director or officer commits intentional misconduct or knowingly violates the law; (2) a director or officer is adjudged liable to the registrant in a proceeding by or in the right of the registrant; or (3) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. The registrant may, but is not required to, offer the same rights of indemnification, on a case-by-case basis, to employees and agents of the registrant. Indemnification rights and procedures, including entitlement to advances of expenses, are set forth in more detail in the registrant's bylaws.

The registrant has also entered into indemnification agreements with its directors and certain of its officers. These agreements provide that the registrant and its banking subsidiary will indemnify its directors and officers who are parties to an indemnification agreement to the fullest extent permitted under the Oregon Act and the registrant's articles of incorporation and bylaws against expenses and liabilities incurred in specified actions, suits or proceedings.

ORS 60.367 provides that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Oregon Act or the articles of incorporation and (b) each director who voted for or assented to the dividend or distribution without complying with the applicable standards of conduct described in ORS 60.357.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Oswego, state of Oregon, on the 28th day of September, 2009.

WEST COAST BANCORP
By:	(Registrant) /s/ Robert D. Sznewajs
Robert D. Sznewajs

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 28th day of September, 2009.

	Signature	Title

	(1) Principal Executive Officer /s/ Robert D. Sznewajs	President, Chief Executive Officer and Director
Robert D. Sznewajs

	(2) Principal Financial Officer /s/ Anders Giltvedt	Executive Vice President and Chief Financial Officer
Anders Giltvedt

	(3) Principal Accounting Officer /s/ Kevin M. McClung	Senior Vice President and Controller
Kevin M. McClung

(4) A majority of the Board of Directors:

	LLOYD D. ANKENY*	Director, Chairman of the Board
	MICHAEL J. BRAGG*	Director
	DUANE C. MCDOUGALL*	Director
	STEVEN J. OLIVA*	Director
	STEVEN N. SPENCE*	Director
	DAVID J. TRUITT*	Director
	NANCY A. WILGENBUSCH, Ph.D*	Director

*By	/s/ Robert D. Sznewajs
Robert D. Sznewajs, Attorney-in-fact

INDEX TO EXHIBITS

4.1	Restated Articles of Incorporation of the registrant, as amended. Incorporated by reference to Exhibit 3.1 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2003.
4.2

Amended and Restated Bylaws of the registrant, as amended through January 27, 2009. Incorporated by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2008.

5	Opinion of Miller Nash LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Miller Nash LLP. Included in Exhibit 5.
24	Power of attorney of certain officers and directors.